Exhibit 99.05

Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended December			Year-To-Date December
	2022	2021	Change	2022	2021	Change
Retail Electric Revenues-
Fuel	$1,460	$1,041	$419	$6,402	$3,940	$2,462
Non-Fuel	2,374	2,319	55	11,795	10,912	883
Wholesale Electric Revenues	843	633	210	3,641	2,455	1,186
Other Electric Revenues	193	193	—	747	718	29
Natural Gas Revenues	1,964	1,386	578	5,962	4,380	1,582
Other Revenues	213	195	18	732	708	24
Total Operating Revenues	7,047	5,767	1,280	29,279	23,113	6,166
Fuel and Purchased Power	1,894	1,346	548	8,428	4,988	3,440
Cost of Natural Gas	1,164	676	488	3,004	1,619	1,385
Cost of Other Sales	121	102	19	396	357	39
Non-Fuel O&M	2,009	1,833	176	6,630	6,088	542
Depreciation and Amortization	935	907	28	3,663	3,565	98
Taxes Other Than Income Taxes	338	321	17	1,411	1,290	121
Estimated Loss on Plant Vogtle Units 3 and 4	201	920	(719)	183	1,692	(1,509)
Impairment Charges	251	—	251	251	2	249
Gain on Dispositions, net	(4)	(7)	3	(57)	(186)	129
Total Operating Expenses	6,909	6,098	811	23,909	19,415	4,494
Operating Income (Loss)	138	(331)	469	5,370	3,698	1,672
Allowance for Equity Funds Used During Construction	61	50	11	224	190	34
Earnings from Equity Method Investments	42	41	1	151	76	75
Interest Expense, Net of Amounts Capitalized	561	485	76	2,022	1,837	185
Other Income (Expense), net	86	159	(73)	500	449	51
Income Taxes (Benefit)	(96)	(283)	187	795	267	528
Net Income (Loss)	(138)	(283)	145	3,428	2,309	1,119
Dividends on Preferred Stock of Subsidiaries	1	4	(3)	11	15	(4)
Net Loss Attributable to Noncontrolling Interests	(52)	(72)	20	(107)	(99)	(8)
NET INCOME (LOSS) ATTRIBUTABLE TO SOUTHERN COMPANY	$(87)	$(215)	$128	$3,524	$2,393	$1,131
Notes
- Certain prior year data may have been reclassified to conform with current year presentation.